EXHIBIT 99.1

NewsRelease

TC PipeLines, LP Reports Increase in
Second Quarter 2010 Results

HOUSTON, Texas – July 27, 2010 –TC PipeLines, LP (NASDAQ: TCLP) (the Partnership) today reported a $9.1 million increase in second quarter 2010 partnership cash flows to $46.2 million compared to $37.1 million for the same period in 2009. Net income for second quarter 2010 was $27.7 million, an increase of $14.0 million, compared to $13.7 million, prior to recast, for the same period in 2009.

“Our solid financial performance this quarter highlights the quality of our infrastructure assets and the positive impact of the North Baja acquisition,” said Mark Zimmerman, president of TC PipeLines GP, Inc. “Northern Border had a great quarter and I was very pleased with the resolution of the Great Lakes Section 5 rate proceeding. Going forward, we will continue to work on several initiatives to continue to deliver strong results from our existing assets and with a strong balance sheet, we will look for opportunities to grow our business in a disciplined and sustainable way over the long term."

Second Quarter Highlights (All financial figures are unaudited)
·	Declared cash distributions of $0.73 per common unit
·	Partnership cash flows of $46.2 million
·	Paid cash distributions of $34.4 million
·	Net income of $27.7 million or $0.59 per common unit
·	Northern Border pipeline operated near full capacity
·	Federal Energy Regulatory Commission (FERC) approved settlement of the Great Lakes Section 5 rate proceeding

(unaudited)	Three months ended June 30,		Six months ended June 30,
(millions of dollars except per common unit amounts)	2010	2009	2010	2009
Partnership cash flows(1)	46.2	37.1	83.0	70.4
Cash distributions paid	34.4	27.8	68.9	55.5
Cash distributions declared per common unit(2)	$0.730	$0.730	$1.460	$1.435
Net income(3)	27.7	17.9	61.4	53.8
Net income prior to recast(3) (4)	27.7	13.7	61.4	45.5
Net income per common unit(5)	$0.59	$0.31	$1.30	$1.13
Weighted average common units outstanding (millions)	46.2	34.9	46.2	34.9
Common units outstanding at end of period (millions)	46.2	34.9	46.2	34.9

(1) Partnership cash flows is a non-GAAP financial measure. Refer to the section entitled “Partnership Cash Flows” for further detail.

(2) The Partnership’s 2010 second quarter cash distribution will be paid on August 13, 2010 to unitholders of record as of the close of business on July 31, 2010.

(3) The acquisition of North Baja from TransCanada was accounted for as a transaction between entities under common control, similar to a pooling of interests, whereby the assets and liabilities of North Baja were recorded at TransCanada’s carrying value and the Partnership’s historical financial information was recast to include North Baja for all periods presented on a consolidated basis. The effect of recasting the Partnership’s consolidated financial statements to account for the common control transaction increased the Partnership’s net income by $4.2 million and $8.3 million for the three and six months ended June 30, 2009, respectively, from amounts previously reported.

(4) Net income prior to recast is a non-GAAP financial measure. Refer to the section entitled “Net Income” for further detail.

(5) Net income per common unit is computed by dividing net income prior to recast (net income allocable to partners which excludes North Baja’s earnings prior to the Partnership’s acquisition on July 1, 2009), after deduction of the general partner’s allocation, by the weighted average number of common units outstanding. The general partner’s allocation is computed based upon the general partner’s two per cent interest plus an amount equal to incentive distributions.

Recent Developments

Second Quarter Cash Distribution
On July 20, 2010, the Partnership announced that the Board of Directors of TC PipeLines GP, Inc. declared the Partnership’s second quarter 2010 cash distribution of $0.73 per common unit. The distribution is equivalent to the first quarter 2010 distribution and is payable on August 13, 2010 to unitholders of record as of the close of business on July 31, 2010.

Great Lakes Rate Proceeding
On July 15, 2010, the FERC approved, without modification, the stipulation and agreement (GL Settlement) filed by Great Lakes on May 21, 2010 establishing the terms pursuant to which all matters in the Great Lakes Section 5 rate proceeding would be resolved. The GL Settlement was reached among Great Lakes, active participants and the FERC trial staff. As approved, the GL Settlement will apply to all current and future shippers on Great Lakes’ system.

The Partnership does not expect the GL Settlement to have a material impact on Great Lakes’ revenues as Great Lakes is expected to continue discounting its transportation capacity as needed to optimize revenue.

Under the terms of the GL Settlement, reservation rates on Great Lakes’ pipeline system were reduced by eight per cent and depreciation expense for Great Lakes’ transmission plant decreased from 2.75 per cent to 1.48 per cent per year, effective May 1, 2010. Great Lakes has also agreed to a new revenue sharing provision with respect to revenues it receives, both firm and interruptible, in excess of $500 million during the period between November 1, 2010 and October 31, 2012. Great Lakes will share with qualifying shippers 50 per cent of any qualifying revenues collected during this period in excess of the $500 million threshold.

The GL Settlement rates will remain in effect through at least November 30, 2011. The GL Settlement includes a moratorium on participants and customers filing any Natural Gas Act (NGA) Section 5 rate case to place new rates into effect prior to November 1, 2012. There is also a moratorium on Great Lakes filing a general NGA Section 4 rate case prior to June 1, 2011 to place new rates into effect prior to December 1, 2011. In addition, the GL Settlement requires Great Lakes to file a NGA Section 4 general rate case no later than November 1, 2013.

Yuma Lateral Project
The North Baja acquisition agreement provided that an additional payment of up to $2.4 million be made to TransCanada in the event that any other shippers contracted for services on the Yuma Lateral before June 30, 2010. A potential shipper signed a precedent agreement with North Baja on June 29, 2010 to enter into agreements for service on the Yuma Lateral. An amendment to the acquisition agreement between the Partnership and TransCanada was entered into on June 29, 2010 to allow TransCanada to continue to pursue additional contracts until December 31, 2010 and, as a result, receive an additional payment of up to $2.4 million.

Partnership Cash Flows
The Partnership uses non-GAAP financial measures “Partnership cash flows” and “Partnership cash flows before general partner distributions” as they provide measures of cash generated during the period to evaluate our cash distribution capability. As well, management uses these measures as a basis for recommendations to our general partner’s board of directors regarding the distribution to be declared each quarter. Partnership cash flow information is presented to enhance investors’ understanding of the way that management analyzes the Partnership’s financial performance.

Partnership cash flows include cash distributions from the Partnership’s equity investments, Great Lakes and Northern Border, plus operating cash flows from the Partnership’s wholly-owned subsidiaries, North Baja (post-acquisition) and Tuscarora, net of Partnership costs and distributions declared to the general partner.

Partnership cash flows and Partnership cash flows before general partner distributions are provided as a supplement to GAAP financial results and are not meant to be considered in isolation or as substitutes for financial results prepared in accordance with GAAP.

Second Quarter 2010
Partnership cash flows increased $9.1 million to $46.2 million in the second quarter of 2010 compared to $37.1 million in the same period of 2009. This increase was primarily due to $9.2 million of cash flows provided by North Baja’s operating activities in the second quarter of 2010, a decrease of $2.5 million in general partner distributions resulting from the restructuring of incentive distribution rights (IDRs) on July 1, 2009, and a decrease of $2.1 million in Partnership general and administrative costs in 2010 compared to 2009 resulting from costs incurred in the second quarter of 2009 relating to the North Baja acquisition and IDR restructuring. These positive factors were partially offset by decreased cash distributions from Great Lakes and Northern Border of $3.7 million and $1.0 million, respectively.

The Partnership paid distributions of $34.4 million in the second quarter of 2010, an increase of $6.6 million compared to the same period in 2009, due to an increase in the number of common units outstanding, an increase in the quarterly per common unit distribution amount and decreased general partner distributions resulting from the restructuring of the IDRs on July 1, 2009.

Net Income
The Partnership uses the non-GAAP financial measure “Net income prior to recast” as a financial performance measure. Net income prior to recast excludes North Baja’s net income for periods prior to the date on which the Partnership acquired North Baja. The acquisition of North Baja from TransCanada was accounted for as a transaction under common control, similar to a pooling of interests, whereby the Partnership’s historical financial information was recast to include the net income of North Baja for all periods presented, which included income that did not accrue to the Partnership’s general partner interest or to the Partnership’s common units, but rather, accrued to North Baja’s former parent.

Net income prior to recast is presented to enhance investors’ understanding of the way management analyzes the Partnership’s financial performance. Net income prior to recast is provided as a supplement to GAAP financial results and is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.

The shaded areas in the tables below disclose the results from Great Lakes and Northern Border, representing 100 per cent of each entity's operations for the given period.

	For the three months ended June 30, 2010					For the three months ended June 30, 2009
(unaudited) (millions of dollars)	PipeLP	Other Pipes(1)	Corp(2)	GLGT	NBPC(3)	PipeLP	Other Pipes(1)	Corp(2)	GLGT	NBPC(3)
Transmission revenues	17.0	17.0	-	62.9	65.8	8.2	8.2	-	69.0	54.2
Operating expenses	(3.3)	(3.3)	-	(15.6)	(19.7)	(1.2)	(1.2)	-	(17.1)	(18.3)
General and administrative	(1.1)	-	(1.1)	-	-	(2.9)	-	(2.9)	-	-
	12.6	13.7	(1.1)	47.3	46.1	4.1	7.0	(2.9)	51.9	35.9
Depreciation	(3.7)	(3.7)	-	(10.1)	(15.4)	(1.7)	(1.7)	-	(14.6)	(15.5)
Financial charges, net and other	(6.5)	(1.0)	(5.5)	(7.7)	(6.0)	(7.0)	(1.2)	(5.8)	(8.1)	(9.2)
Michigan business tax	-	-	-	(1.2)	-	-	-	-	(1.3)	-
				28.3	24.7				27.9	11.2
Equity income	25.3	-	-	13.1	12.2	18.3	-	-	12.9	5.4
Net income prior to recast	27.7	9.0	(6.6)	13.1	12.2	13.7	4.1	(8.7)	12.9	5.4
North Baja's contribution prior to acquisition(4)	-	-	-	-	-	4.2	4.2	-	-	-
Net income(4)	27.7	9.0	(6.6)	13.1	12.2	17.9	8.3	(8.7)	12.9	5.4

	For the six months ended June 30, 2010					For the six months ended June 30, 2009
(unaudited) (millions of dollars)	PipeLP	Other Pipes(1)	Corp(2)	GLGT	NBPC(3)	PipeLP	Other Pipes(1)	Corp(2)	GLGT	NBPC(3)
Transmission revenues	34.4	34.4	-	135.8	134.9	16.6	16.6	-	151.5	128.7
Operating expenses	(6.7)	(6.7)	-	(29.8)	(37.7)	(2.6)	(2.6)	-	(33.1)	(36.8)
General and administrative	(2.4)	-	(2.4)	-	-	(4.1)	-	(4.1)	-	-
	25.3	27.7	(2.4)	106.0	97.2	9.9	14.0	(4.1)	118.4	91.9
Depreciation	(7.4)	(7.4)	-	(24.4)	(30.8)	(3.5)	(3.5)	-	(29.2)	(30.8)
Financial charges, net and other	(12.7)	(2.0)	(10.7)	(15.6)	(12.0)	(14.3)	(2.3)	(12.0)	(16.3)	(18.3)
Michigan business tax	-	-	-	(2.7)	-	-	-	-	(3.1)	-
				63.3	54.4				69.8	42.8
Equity income	56.2	-	-	29.4	26.8	53.4	-	-	32.4	21.0
Net income prior to recast	61.4	18.3	(13.1)	29.4	26.8	45.5	8.2	(16.1)	32.4	21.0
North Baja's contribution prior to acquisition(4)	-	-	-	-	-	8.3	8.3	-	-	-
Net income(4)	61.4	18.3	(13.1)	29.4	26.8	53.8	16.5	(16.1)	32.4	21.0

(1) “Other Pipes” includes the results of North Baja and Tuscarora.

(2) “Corp” includes the costs of the Partnership, but excludes the costs of its subsidiaries.

(3) The Partnership owns a 50 per cent general partner interest in Northern Border. Equity income includes the 12-year amortization of a $10.0 million transaction fee paid to the operator of Northern Border at the time of the additional 20 per cent acquisition in April 2006.

(4) The acquisition of North Baja from TransCanada was accounted for as a transaction between entities under common control, similar to a pooling of interests, whereby the assets and liabilities of North Baja were recorded at TransCanada’s carrying value and the Partnership’s historical financial information was recast to include the acquired entity for all periods presented on a consolidated basis.

Second Quarter 2010
Net income increased $9.8 million to $27.7 million in the second quarter of 2010 compared to $17.9 million in the same period in 2009. Excluding the contribution from North Baja prior to the acquisition, net income prior to recast increased $14.0 million to $27.7 million in the second quarter of 2010 compared to $13.7 million in the same period in 2009. This increase was primarily due to higher equity income from Northern Border, net income from North Baja and lower general and administrative charges at the Partnership level.

Equity income from Northern Border was $12.2 million in the second quarter of 2010, an increase of $6.8 million compared to the same period in 2009. The increase in equity income was primarily due to increased transmission revenues and reduced financial charges. Northern Border’s transmission revenues increased $11.6 million primarily due to reduced deliveries of natural gas to Midwest markets from other supply sources which resulted in increased demand for transportation services on Northern Border in the second quarter of 2010. Financial charges, net and other decreased $3.2 million in the second quarter of 2010 compared to the same period in 2009 primarily due to lower effective interest rates and average debt outstanding.

Equity income from Great Lakes was $13.1 million in the second quarter of 2010, an increase of $0.2 million compared to $12.9 million for the same period in 2009. The increase in equity income was primarily due to depreciation rate reductions from the GL Settlement and lower operating expenses, offset by decreased transmission revenues. Great Lakes’ transmission revenues for the three months ended June 30, 2010 decreased $6.1 million compared to the same period in 2009 due to lower transportation values and decreased demand for short term transportation and the impact of the GL Settlement rates on long-term revenues. Operating expenses decreased $1.5 million primarily due to lower maintenance costs, offset by prior year property tax adjustments. The second quarter impact of the GL Settlement, effective May 1, 2010, was a reduction in long-term revenues and depreciation of $1.5 million and $4.1 million, respectively. The reduction in Great Lakes' long-term revenues noted in the second quarter will be reflected in the Partnership cash flows in the third quarter of 2010.

Net income from Other Pipes, which includes results from North Baja and Tuscarora, was $9.0 million in the second quarter of 2010, an increase of $0.7 million compared to the same period in 2009. Excluding the contribution of $4.2 million from North Baja prior to the acquisition, net income from Other Pipes increased $4.9 million in the second quarter of 2010. This increase was primarily due to the $5.0 million contribution to net income from North Baja in the second quarter of 2010.

Costs at the Partnership level were $6.6 million in the second quarter of 2010, a decrease of $2.1 million compared to the same period in 2009. This decrease was primarily due to costs incurred in 2009 relating to the North Baja acquisition and IDR restructuring.

Liquidity and Capital Resources
At June 30, 2010, the outstanding balance on the Partnership’s revolving credit facility was $7.0 million, with $243.0 million available for future borrowings and the Partnership was in compliance with the covenants of the credit agreement. The average interest rate on the credit facility was 4.2 per cent for the three months ended June 30, 2010, including the impact of interest rate hedging activity.

Conference Call
Analysts, members of the public, the media and other interested parties are invited to participate in a teleconference and audio webcast on Wednesday, July 28, 2010 at 11:00 a.m. central daylight time (CDT) and 12:00 p.m. eastern daylight time (EDT). Mark Zimmerman, president of the general partner, will discuss second quarter 2010 financial results and general developments of the Partnership, followed by a question and answer session for the investment community and media.

To participate, please call 866.225.0198. No pass code is required.

A replay of the teleconference call will also be available two hours after the conclusion of the call and until 1 a.m. CDT and 2 a.m. EDT on Thursday, August 5, 2010, by dialing 800.408.3053, then entering pass code 3605381.

A live webcast of the conference call will also be available through the Partnership’s website at www.tcpipelineslp.com. An audio replay of the call will be maintained on the website.

TC PipeLines, LP has interests in approximately 3,700 miles of federally regulated U.S. interstate natural gas pipelines, including Great Lakes Gas Transmission Limited Partnership (46.45 per cent ownership), Northern Border Pipeline Company (50 per cent ownership), North Baja Pipeline, LLC (100 per cent ownership) and Tuscarora Gas Transmission Company (100 per cent ownership). Great Lakes is a 2,115-mile natural gas pipeline system serving markets in Minnesota, Wisconsin, Michigan and eastern Canada. The 1,249-mile Northern Border Pipeline transports natural gas from the Montana-Saskatchewan border to markets in the midwestern United States. North Baja is an 80-mile bi-directional pipeline system that transports natural gas between southwestern Arizona and a point on the California/Mexico border where it connects with a natural gas pipeline system in Mexico. Tuscarora is a 240-mile pipeline system that transports natural gas from Oregon, where it interconnects TransCanada Corporation’s Gas Transmission Northwest System, to markets in Oregon, California, and Nevada. TC PipeLines, LP is managed by its general partner, TC PipeLines GP, Inc., an indirect wholly-owned subsidiary of TransCanada Corporation. TC PipeLines GP, Inc. also holds common units of TC PipeLines, LP. Common units of TC PipeLines, LP are quoted on the NASDAQ Global Select Market and trade under the symbol “TCLP.” For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.

Cautionary Statement Regarding Forward-Looking Information
This news release may include “forward-looking statements” regarding future events and the future financial performance of TC PipeLines, LP. All statements other than statements of historical fact included or incorporated herein may constitute forward-looking statements. Words such as “anticipate,“ “believe,” “continue,” “estimate,” “expect,” “intend,” “forecast,” “project,” “may,” “plan,” “strategy,” “will,” and similar expressions identify forward-looking statements. All forward-looking statements are based on the Partnership’s current beliefs as well as assumptions made by and information currently available to the Partnership. These statements reflect the Partnership’s current views with respect to future events and are not guarantees of performance. Actual results may differ materially from those expressed or implied in these forward-looking statements and are subject to a number of risks and uncertainties. Important factors that could cause actual results to materially differ from the Partnership's current expectations include the demand for Great Lakes and Northern Border transportation in the future; the risk of a prolonged slowdown in growth or decline in the U.S. economy or the risk of delay in growth recovery in the U.S. economy; regulatory decisions, particularly those of the FERC; the ability of Great Lakes and Northern Border to recontract their available capacity on competitive terms; the Partnership’s ability to identify and/or consummate accretive growth opportunities from TransCanada Corporation or others; the ability to access capital and credit markets with competitive rates and terms; operational decisions of the operator of our pipeline systems; the failure of a shipper on any one of the Partnership’s pipelines to perform its contractual obligations; supply of natural gas in the Western Canada Sedimentary Basin and in competing basins, such as the Rocky Mountains; future demand for natural gas; overcapacity in the industry; success of other pipelines competing with Northern Border and Great Lakes by bringing competing U.S.-sourced gas to Northern Border’s and Great Lakes’ markets; and other risks inherent in the transportation of natural gas as discussed in the Partnership’s filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the most recently completed fiscal year and its subsequently filed Quarterly Reports on Form 10-Q. These filings are available to the public over the Internet at the SEC’s website (www.sec.gov) and via the Partnership’s website (www.tcpipelineslp.com). The Partnership disclaims any intention or obligation to update publicly or revise any such forward-looking statements, whether as a result of new information, future events or otherwise, occurring after the date hereof.

Media Inquiries:	Cecily Dobson/Terry Cunha	403.920.7859 800.608.7859
Unitholder and Analyst Inquiries:	Terry Hook	877.290.2772 investor_relations@tcpipelineslp.com

TC PipeLines, LP
Financial Summary

Consolidated Statement of Income

(unaudited)	Three months ended June 30,		Six months ended June 30,
(millions of dollars except per common unit amounts)	2010	2009(1)	2010	2009(1)

Equity income from investment in Great Lakes	13.1	12.9	29.4	32.4
Equity income from investment in Northern Border	12.2	5.4	26.8	21.0
Transmission revenues	17.0	16.8	34.4	33.6
Operating expenses	(3.3)	(2.8)	(6.7)	(5.7)
General and administrative	(1.1)	(2.9)	(2.4)	(4.1)
Depreciation	(3.7)	(3.7)	(7.4)	(7.3)
Financial charges, net and other	(6.5)	(7.8)	(12.7)	(16.1)
Net income	27.7	17.9	61.4	53.8

Pre-acquisition net income contribution from North Baja	-	(4.2)	-	(8.3)
Net income prior to recast	27.7	13.7	61.4	45.5

Net income allocation
Common units	27.2	10.8	60.2	39.3
General partner	0.5	2.9	1.2	6.2
	27.7	13.7	61.4	45.5

Net income per common unit	$0.59	$0.31	$1.30	$1.13

Weighted average common units outstanding (millions)	46.2	34.9	46.2	34.9

Common units outstanding, end of the period (millions)	46.2	34.9	46.2	34.9

(1) The acquisition of North Baja from TransCanada was accounted for as a transaction between entities under common control, similar to a pooling of interests, whereby the assets and liabilities of North Baja were recorded at TransCanada’s carrying value and the Partnership’s historical financial information was recast to include North Baja for all periods presented on a consolidated basis. The effect of recasting the Partnership’s consolidated financial statements to account for the common control transaction increased the Partnership’s net income by $4.2 million and $8.3 million for the three and six months ended June 30, 2009, respectively, from amounts previously reported.

Consolidated Condensed Balance Sheet

(unaudited)
(millions of dollars)	June 30, 2010	December 31, 2009
ASSETS
Current assets	9.6	11.7
Investment in Great Lakes	691.5	691.2
Investment in Northern Border	511.9	523.0
Other assets	450.6	449.2
	1,663.6	1,675.1

LIABILITIES AND PARTNERS' EQUITY
Current liabilities	5.9	5.8
Fair value of derivative contracts, including current portion and other	20.0	24.5
Long-term debt, including current portion	537.1	541.3
Partners' equity	1,100.6	1,103.5
	1,663.6	1,675.1

Non-GAAP Measures
Reconciliations of Net Income to Net Income Prior to Recast and Partnership Cash Flows

(unaudited)	Three months ended June 30,		Six months ended June 30,
(millions of dollars except per common unit amounts)	2010	2009	2010	2009
Net income(1)	27.7	17.9	61.4	53.8
North Baja's contribution prior to acquisition(1)	-	(4.2)	-	(8.3)
Net income prior to recast	27.7	13.7	61.4	45.5
Add:
Cash distributions from Great Lakes(2)	18.0	21.7	33.7	34.2
Cash distributions from Northern Border(2)	21.5	22.5	37.9	46.7
Cash flows provided by North Baja's operating activities	9.2	-	13.9	-
Cash flows provided by Tuscarora's operating activities	4.8	4.8	12.0	12.0
	53.5	49.0	97.5	92.9
Less:
Equity income from investment in Great Lakes	(13.1)	(12.9)	(29.4)	(32.4)
Equity income from investment in Northern Border	(12.2)	(5.4)	(26.8)	(21.0)
North Baja's net income	(5.0)	-	(10.4)	-
Tuscarora's net income	(4.0)	(4.1)	(7.9)	(8.2)
	(34.3)	(22.4)	(74.5)	(61.6)
Partnership cash flows before general partner distributions	46.9	40.3	84.4	76.8
General partner distributions(3)	(0.7)	(3.2)	(1.4)	(6.4)
Partnership cash flows	46.2	37.1	83.0	70.4

Cash distributions declared	(34.4)	(30.7)	(68.9)	(58.5)
Cash distributions declared per common unit(4)	$0.730	$0.730	$1.460	$1.435
Cash distributions paid	(34.4)	(27.8)	(68.9)	(55.5)
Cash distributions paid per common unit(4)	$0.730	$0.705	$1.460	$1.410

(1) The acquisition of North Baja from TransCanada was accounted for as a transaction between entities under common control, similar to a pooling of interests, whereby the assets and liabilities of North Baja were recorded at TransCanada’s carrying value and the Partnership’s historical financial information was recast to include North Baja for all periods presented on a consolidated basis.

(2) In accordance with the cash distribution policies of the respective pipeline systems, cash distributions from Great Lakes and Northern Border are based on their respective prior quarter financial results.

(3) General partner distributions represent the cash distributions declared to the general partner with respect to its two per cent interest plus an amount equal to incentive distributions.

(4) Cash distributions declared per common unit and cash distributions paid per common unit are computed by dividing cash distributions, after the deduction of the general partner's allocation, by the number of common units outstanding. The general partner's allocation is computed based upon the general partner's two per cent interest plus an amount equal to incentive distributions.

Operating Results

	Three months ended June 30,		Six months ended June 30,
(unaudited)	2010	2009	2010	2009
Great Lakes
Volumes:
Average throughput (million cubic feet per day)	2,130	2,053	2,132	2,300
Capital Expenditures (millions of dollars):
Maintenance	1.1	0.4	3.0	1.5
Growth	0.8	0.1	0.9	0.1
Northern Border
Volumes:
Average throughput (million cubic feet per day)	2,462	1,724	2,336	1,951
Capital Expenditures (millions of dollars):
Maintenance	0.2	3.1	0.9	3.3
Growth	1.1	0.6	1.1	3.9
North Baja
Volumes:
Average throughput (million cubic feet per day)
Southbound	118	209	258	443
Northbound	31	2	69	2
Capital Expenditures (millions of dollars):
Maintenance	-	0.1	0.1	0.1
Growth	-	0.6	8.4	1.1
Tuscarora
Volumes:
Average throughput (million cubic feet per day)	82	69	95	86
Capital Expenditures (millions of dollars):
Maintenance	0.2	0.1	0.2	0.1
Growth	0.1	0.2	0.1	0.3